Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

February 27, 2015

Empire State Realty Trust, Inc.

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on February 27, 2015 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 15,743,050 shares (the “Shares”) of Class A common stock, par value $0.01 per share (“Common Stock”) of Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), to be sold from time to time by the selling stockholders listed in the Registration Statement under the caption “Selling Stockholders”. The Shares may be issued upon exchange of the 2.625% Exchangeable Senior Notes due 2019 (the “Notes”) of Empire State Realty OP, L.P., a Delaware limited partnership.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, assuming a sufficient number of authorized but unissued shares of Common Stock is available for issuance when the Notes are exchanged, the Shares, when and to the extent issued and delivered upon exchange of Notes in accordance with the terms of the Notes and the indenture governing the Notes, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP